Exhibit 99.2

Press Release	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, Pennsylvania 16056 Telephone (724) 352-4455

II-VI Incorporated Announces Results of Shareholders’ Meeting

and Board of Director and Officer Appointments

PITTSBURGH, PA — November 4, 2013 (GLOBE NEWSWIRE) — II-VI Incorporated (Nasdaq:IIVI) announced the results of its Annual Meeting of Shareholders held on Friday, November 1, 2013. Elected to the Company’s Board of Directors for a three-year term were Peter W. Sognefest, Francis J. Kramer and Wendy F. DiCicco.

In addition to the election of directors, the shareholders of the Company also approved the following proposals:

•	A non-binding advisory vote on the Company’s executive compensation; and

•	Ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2014.

Immediately following the Annual Meeting of Shareholders, the Company’s Board of Directors appointed Carl J. Johnson as Chairman of the Board of Directors and Thomas E. Mistler as Lead Independent Director of the Board of Directors.

The Company’s Board of Directors also appointed the following directors to serve as members of the various committees of the Board of Directors:

•	Audit Committee

Wendy F. DiCicco, Chairwoman

Joseph J. Corasanti

Thomas E. Mistler

•	Compensation Committee

Joseph J. Corasanti, Chairman

Peter W. Sognefest, Vice-Chairman

Wendy F. DiCicco

Marc Y.E. Pelaez

•	Corporate Governance and Nominating Committee

Thomas E. Mistler, Chairman

Joseph J. Corasanti

Wendy F. DiCicco

Howard H. Xia

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II-VI Incorporated

November 4, 2013

•	Subsidiary Committee

Marc Y.E. Pelaez, Chairman

Carl J. Johnson

Thomas E. Mistler

Peter W. Sognefest

Howard H. Xia

The Company’s Board of Directors also appointed the following individuals as officers of the Company:

Francis J. Kramer	President and Chief Executive Officer
Vincent D. Mattera, Jr.*	Chief Operating Officer
James Martinelli	Vice President, Military & Materials Business
Craig A. Creaturo	Chief Financial Officer and Treasurer

*	The appointment of Chuck Mattera to Chief Operating Officer recognizes the confidence that the Company has in Dr. Mattera’s leadership and technical capabilities. Through this executive role, Chuck will emphasize an operational focus to drive customer intimacy, integration of recent acquisitions and increased shareholder value across the enterprise.

About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and opto-electronic components, is a vertically-integrated manufacturing company that creates and markets products for diversified markets including industrial manufacturing, optical communications, military and aerospace, high-power electronics, semiconductor laser and thermoelectronics applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

In the Company’s infrared optics business, II-VI Infrared manufactures optical and opto-electronic components for industrial laser and thermal imaging systems and HIGHYAG Lasertechnologie GmbH (HIGHYAG) manufactures fiber-delivered beam delivery systems and processing tools for industrial lasers.

In the Company’s near-infrared optics business, Photop Technologies, Inc. (Photop) manufactures crystal materials, optics, microchip lasers and opto-electronic modules for use in optical communication networks and other diverse consumer and commercial applications. Photop Aegis, Inc. (Aegis) manufactures tunable optical devices required for high speed optical networks that provide the bandwidth expansion necessary for increasing internet traffic. Through its Australian subsidiary, Photop AOFR Pty Limited, Aegis also manufactures fused fiber components, including those required for fiber lasers for material processing applications, as well as optical couplers used primarily in the optical communication industry.

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II-VI Incorporated

November 4, 2013

In the Company’s military & materials business, LightWorks Optical Systems, Inc. (formerly Exotic Electro-Optics and LightWorks Optics, Inc.) manufactures products for military applications and precision optical systems, and components for defense, aerospace, industrial and life science applications. Pacific Rare Specialty Metals & Chemicals (PRM) produces and refines a rare earth element and selenium, Max Levy Autograph, Inc. (MLA) manufactures micro-fine conductive mesh patterns for optical, mechanical and ceramic components for applications such as circuitry, metrology standards, targeting calibration and suppression of electro-magnetic interference. VLOC manufactures near-infrared and visible light products for military applications and laser gain materials and products for solid-state YAG and YLF lasers.

In the Company’s advanced products group, the Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries. Marlow Industries, Inc. (Marlow) designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets. Worldwide Materials Group (WMG) provides expertise in materials development, process development and manufacturing scale up. M Cubed Technologies, Inc. (M Cubed) develops and markets advanced composite materials serving the semiconductor, display, industrial and defense markets.

In the Company’s active optical products business, II-VI Laser Enterprise GmbH is an industry-leading manufacturer of high-power semiconductor laser components enabling fiber and direct diode laser systems for material processing, medical, consumer and printing applications. In addition, II-VI Laser Enterprise manufactures pump lasers for optical amplifiers for both terrestrial and submarine applications and vertical cavity surface emitting lasers (VCSELS) for optical navigation, optical interconnects and optical sensing applications. II-VI Network Solutions Division is an industry leading manufacturer of customized solutions providing customers with end-to-end design and manufacturing support to enable rapid realization of customer-specific amplification and micro-optics solutions.

CONTACT:	II-VI Incorporated
Craig A. Creaturo, Chief Financial Officer and Treasurer
(724) 352-4455
ccreaturo@ii-vi.com

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